As filed with the Securities and Exchange
                                 on May 22, 1997
                                                   Registration No. 333-
                                                                        --------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Workforce Systems Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                     65-0353816
     ----------------------                ----------------------------------
    (State of Incorporation               (I.R.S. Employer Identification No.)
     or other Jurisdiction)


                        8870 Cedar Springs Lane, Suite 5
                           Knoxville, Tennessee 37923
                ------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                             Workforce Systems Corp.
                          MARKETING SERVICES AGREEMENT
                          ----------------------------
                              (Full title of Plan)

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200
             -------------------------------------------------------
            (Name, Address and Telephone Number for Agent of Service)

----------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

Title of          Amount to be    Proposed Maximum      Proposed Maximum     Amount of Registration
Securities to     Registered      Offering Price Per    Aggregate            Registration Fee
be Registered                     Share (1)             Offering Price(1)
----------------------------------------------------------------------------------------------------
Common            10,082          $3.50                $35,287               $11.00
----------------------------------------------------------------------------------------------------

(1)   Determined  pursuant to Rule 457(h) the  registration  fee was  calculated on the basis of the maximum  number  of  securities  issuance  under  the  Agreements  that  are  covered  by  the registration  statement  computed upon the basis of the closing bid price of the Common Stock, being $ 3.50 share, as reported on the NASD OTC Bulletin Board on May 20, 1997.


                            WORKFORCE SYSTEMS CORP.

        CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K


            Form S-8 Item Number
               and Caption                        Caption in Prospectus
            --------------------                  ---------------------

1.    Forepart of Registration Statement        Facing Page of Registration
      and Outside Front Cover Page of           Statement and Cover Page of
      Prospectus                                Prospectus

2.    Inside Front and Outside Back Cover       Inside and Outside Cover Page of
      Pages of Prospectus                             Prospectus

3.    Summary Information, Risk Factors         Not Applicable
      and Ratio of Earnings to Fixed Charges

4.    Use of Proceeds                           Not Applicable

5.    Determination of Offering Price           Not Applicable

6.    Dilution                                  Not Applicable

7.    Selling Security Holders                  Not Applicable

8.    Plan of Distribution                      Cover Page of Prospectus

9.    Description of Securities to be           Description of Securities; Stock
      Registered                                Compensation Agreements

10.   Interests of Named Experts                      Not Applicable
      and Counsel

11.   Material Change                           Not Applicable

12.   Incorporation of Certain Information      Incorporation of Certain
      by Reference                              Documents by Reference

13.   Disclosure of Commission Position on      Indemnification; Undertakings
      Indemnification for Securities Act
      Liabilities

PROSPECTUS

                            WORKFORCE SYSTEMS CORP.

                          10,082 Shares of Common Stock
                                 $.001 par value

                              Issued Pursuant to a
                           Marketing Service Agreement

      This Prospectus is part of a Registration Statement which registers an aggregate of 10,082 shares of common stock, par value $.001 per share ("Common Stock") of Workforce Systems Corp. (the "Company") payable to Joseph M. Vazquez as compensation (the "Compensation Stock") pursuant to a written agreement (the "Marketing Services Agreement"). The Company has been advised that Mr. Vazquez may sell all or a portion of the Compensation Stock from time to time in the over-the-counter market through brokers and that such shares will be sold at market prices prevailing at the time of such sales and that the Company will not receive any proceeds from such sales.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Compensation Stock issuable pursuant to the terms of the Marketing Services Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                                  ____________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ____________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 22, 1997.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance otherwise, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company has also recently begun filing reports and information statements electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the aggregate of 10,082 shares of the Company's Common Stock to be issued pursuant to the Marketing Service Agreement. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Compensation Stock, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospects as to any document are not necessarily complete, and where such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such Statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated hereby by reference and made a part hereof:

      1. The Company's Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 1996.

      2. The Company's Quarterly Report on Form 10-QSB for the nine months ended March 31, 1997.

      3. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above.

      All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without change to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Workforce Systems Corp., 8870 Cedar Springs Lane, Suite 5, Knoxville, TN 37923, telephone 423-769-2380.

                                   THE COMPANY

      The Company was incorporated under the laws of the State of Florida on August 17, 1992 under the name Wildflower Financial Corp. In July 1994, following a change in control, the Company changed its name to Workforce Systems Corp. The Company is a diversified holding company with subsidiaries involved in manufacturing, employee staffing and consumer products.

      The Company's manufacturing division includes Industrial Fabrication & Repair, Inc.("IFR"), founded in 1979 and now a subsidiary of the Company, which provides machining, welding, speciality design and fabrications for custom applications to clientele from various industries including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities. IFR's newly incorporated subsidiary Maintenance Requisition Order Corp. ("MRO") is an industrial supply house representing several major lines of power transmission products, such as gear boxes, bearings and couplings, which are commonly used in industrial manufacturing and operating facilities.

      The Company's staffing division includes American Industrial Management, Inc. ("AIM"), founded in 1995 and now a subsidiary of the Company, and Outside Industrial Services, Inc. ("OIS"), founded in 1982 and now a subsidiary of the Company, both of which provide light industrial and light manufacturing staffing on a contract basis to businesses.

      The Company's consumer products division includes NHP Manufacturing Corp. ("NHP"), a subsidiary of the Company founded in 1994, which is the exclusive manufacturer for the ThawMaster family of thawing trays and Products That Produce, Inc. ("PTP"), a subsidiary of the Company founded in 1995, mission is to identify and market new consumer products which are both innovative and moderately priced. The first product undertaken by PTP is Mr. Food's AlloFresh. The product is being marketed under endorsement by Art Ginsburg, the nationally syndicated T.V. chef known as "Mr. Food". All natural, made from minerals, non-toxic and environmentally safe, Mr. Food's AlloFresh works to prevent food decay and eliminate bacteria, moisture, mold, mildew and odors in refrigerators, the kitchen and around the house.

      The Company's executive offices are located at 8870 Cedar Springs Lane, Suite 5, Knoxville, Tennessee 37923, telephone 423-769-2380.

                          Marketing Services Agreement
General

      On May 21, 1997 the Company entered into a Marketing Services Agreement with Joseph M. Vazquez, a copy of which is filed as Exhibit 4.1 hereto, which provided for the issuance of 10,082 shares of the Company's common stock as payment for certain past marketing services rendered to the Company (the "Compensation Stock"). Such services included advising and assisting the Company in developing and implementing an investor relations program, dissemination of press releases, due diligence packages and other publicly available inforamtion on the Company and assisting and advising the Company in the creation of an investor relations information and due diligence package.

Restrictions Under Securities Laws

      The sale of the shares of Compensation Stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or any other applicable registration.

                           DESCRIPTION OF SECURITIES
Common Stock

      The Company is authorized by its Articles of Incorporation to issue 25,000,000 shares of Common Stock, of which 1,794,144 were issued and outstanding as of April 30, 1997. The holders of the Company's Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by the Company's Board of Directors, and upon liquidation are entitled to share ratably in the assets of the Company, subject to the rights of the holders of any shares of preferred stock which may be outstanding, remaining after the payment of all debts and other liabilities.

      All shares of the Company's Common Stock have equal voting rights, each share being entitled to one vote per share for the election of directors and all other purposes. Holders of such Common Stock are not entitled to any preemptive rights to purchase or subscribe for any of the Company's Securities. All of the Company's Common Stock which is issued and outstanding is fully paid and non-assessable. Stockholders, including the holders of any series of preferred stock outstanding, do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of Directors are able to elect 100% of the Company's Directors.

      It is not contemplated that any dividends will be paid on the Common Stock, and the future ability to pay dividends will be dependent upon the success of the Company's operations and the decision by its Board of Directors at that time.

Preferred Stock

      The Company is authorized to issue 2,000,000 shares of preferred stock, par value $.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of April 30, 1997 there are 30 shares of Series A Preferred Stock and 30,000 shares of Series C Preferred Stock issued and outstanding, with 1,969,970 shares of preferred stock remaining without designation.

      The designations, rights and preferences of the Series A Preferred Stock provide that the shares (i) have full voting rights, share for share, with the then outstanding Common Stock of the Company as well as any other series of preferred stock then outstanding, (ii) are not convertible into any other class of equity of the Company, (iii) are redeemable at any time at the Company's option at par value of $.001 per share, (iv) pay dividends at the sole discretion of the Company's Board of Directors, (v) are not transferrable without the consent of the Company's Board of Directors and (vi) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest, and are junior in interest to the Series B Preferred of the Company then outstanding.

      The designations, rights and preferences of the Series C Preferred Stock provide that the shares (i) have no voting rights, (ii) are not convertible into any other class of equity of the Company, (iii) are redeemable at any time at the Company's option at an amount equal to the prior year's annual dividend as previously set by action of the Company's Board of Directors, (iv) pay dividends at the sole discretion of the Company's Board of Directors, (v) are not transferrable without the consent of the Company's Board of Directors and (vi) in the event of a liquidation or winding up of the Company, carry a liquidation preference equal to par value, without interest, and are junior in interest to the Series B Preferred of the Company then outstanding. An annual dividend rate of $36,000 for the balance of calendar 1994 and for the calendar year of 1995 was set by the Board of Directors and paid accordance therewith. For the calendar year of 1996 the Board of Directors has determined that dividends, if any, on the Series C Preferred Stock will be paid at its discretion. No dividends were paid in the calendar year of 1996. It is the intent of the Company to redeem the Series C Preferred Stock.

Over-The-Counter Market

      The Company's Common Stock is traded on the over-the-counter market on the NASD OTC Bulletin Board under the symbol "WFSY."

Transfer Agent

      The Company's transfer agent is Florida Atlantic Stock Transfer, Inc., 5701 North Pine Island Road, Suite 325, Tamarac, Florida 33321.

                                 LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop and Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.
Members of the firm of Atlas, Pearlman, Trop & Borkson, P.A. are the beneficially owners of an aggregate of 30,000 shares of the Company's Common Stock.

                                    EXPERTS

      The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 1996, incorporated by reference herein, have been incorporated herein in reliance on the report of Lyle H. Cooper, Certified Public Accountant, and upon the authority of that firm as experts in auditing and accounting.

                                INDEMNIFICATION

      The Articles of Incorporation of the Company provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Florida. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officers of the Company, provided said officers of directors acted in good faith.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference
            ---------------------------------------

      The documents listed in (a) and (b) below are incorporated by reference in the Registration Statement.

      (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of th Exchange Act; and

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above.

Item 4.     Description of Securities
            -------------------------

      A description of the Registrant's securities is set forth above under the heading "Description of Securities."

Item 5.     Interest of Named Experts and Counsel
            -------------------------------------

      Not Applicable.

Item 6.     Indemnification of Directors and Officers
            -----------------------------------------

      A description of the indemnification of the Registrant's officers and directors is set forth above under the heading "Indemnification."

Item 7.     Exemption from Registration Claimed
            -----------------------------------

            Not Applicable.

Item 8.     Exhibits
            --------

      The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by such reference.

Item 9.     Undertakings
            ------------

      1.    The Registrant hereby undertakes:

            (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with resect to the Agreement of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee this 22nd day of May, 1997.


                                    Workforce Systems Corp.

                                    By: /s/   Ella Boutwell Chesnutt
                                       -----------------------------
                                             Ella Boutwell Chesnutt,
                                             President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Ella Boutwell Chesnutt             Director          May 22, 1997
--------------------------
Ella Boutwell Chesnutt


/s/ Jayme Dorrough                     Director          May 22, 1997
--------------------------
Jayme Dorrough

                                  EXHIBIT INDEX

4.1   Form of Marketing Services Agreement with Joseph M. Vazquez.

5.1   Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

23.1  Consent of Atlas,  Pearlman,  Trop & Borkson,  P.A. is included in Exhibit
5.1

23.2  Consent of Lyle H. Cooper, Certified Public Accountant.
